Filed Pursuant to Rule 433

Registration Statement Number 333-158816

June 15th, 2009

COMCAST CORPORATION
$700,000,000 5.70% NOTES DUE 2019
$800,000,000 6.55% NOTES DUE 2039

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC Comcast Cable Communications Holdings, Inc. Comcast Cable Holdings, LLC Comcast MO Group, Inc. Comcast MO of Delaware, LLC

Issue of Securities:	5.70% Notes due 2019 6.55% Notes due 2039

Denomination:	$2,000 and multiples of $1,000 in excess thereof

Use of Proceeds:	The Company intends to use the proceeds from this offering, after deducting fees and expenses, for repayment of outstanding borrowings under its revolving credit facility, repurchases of outstanding debt in public or privately negotiated transactions, and for working capital and general corporate purposes. As of June 11, 2009, the Company had a balance of $1,000,000,000 outstanding under its revolving credit facility at an interest rate of 0.66875% and for which the loan commitment maturity is January 30, 2013.

Indenture:	Indenture dated as of January 7, 2003 by and among the Company, the Cable Guarantors (other than Comcast MO of Delaware, LLC) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the Cable Guarantors and the Trustee

Trustee:	The Bank of New York Mellon

Expected Ratings:	Moody’s: Baa1; S&P: BBB+; Fitch: BBB+ [1]

Joint Book-Running
Managers:	Banc of America Securities LLC Barclays Capital Inc. BNP Paribas Securities Corp. Wachovia Capital Markets, LLC

Co-Managers:

Citigroup Global Markets Inc.

Daiwa Securities America Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

Mitsubishi UFJ Securities (USA) Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

UBS Securities LLC

SunTrust Robinson Humphrey, Inc.

Lloyds TSB Bank plc

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

BNY Mellon Capital Markets, LLC

Junior Co-Managers:

Loop Capital Markets, LLC

The Williams Capital Group, L.P.

Blaylock Robert Van, LLC

Cabrera Capital Markets, LLC

Doley Securities, LLC

Guzman & Company

M.R. Beal & Company

Samuel A. Ramirez & Co., Inc.

Muriel Siebert & Co., Inc.

Utendahl Capital Group, LLC

Trade Date:	June 15, 2009

Settlement Date:	June 18, 2009 (T+3)

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

5.70% Notes Due 2019

Aggregate Principal Amount:	$700,000,000

Maturity:	July 1, 2019

Interest Rate:	5.70% per annum, accruing from June 18, 2009 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 1 and July 1 commencing January 1, 2010

Pricing Benchmark:	UST 3.125% due May 2019

UST Spot (Yield):	95-00+ (3.731%)

Spread to Benchmark:	+200 bps

Yield to Maturity:	5.731%

Makewhole Redemption:	The 5.70% Notes due 2019 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption.

Additional Issuances:	An unlimited amount of additional 5.70% Notes due 2019 may be issued. The 5.70% Notes due 2019 and any additional 5.70% Notes due 2019 that may be issued may be treated as a single series for all purposes under the indenture.

CUSIP Number:	20030NAZ4

Public Offering Price:	99.763% plus accrued interest, if any, from June 18, 2009

Gross Spread:	0.450%

Net proceeds to Comcast, before expenses:	99.313% per $1,000 principal amount of Notes due 2019; $695,191,000 total

6.55% Notes Due 2039

Aggregate Principal Amount:	$800,000,000

Maturity:	July 1, 2039

Interest Rate:	6.55% per annum, accruing from June 18, 2009 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	January 1 and July 1 commencing January 1, 2010

Pricing Benchmark:	UST 3.50% due February 2039

UST Spot (Yield):	82-14+ (4.588%)

Spread to Benchmark:	+200 bps

Yield to Maturity:	6.588%

Makewhole Redemption:	The 6.55% Notes due 2039 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption.

Additional Issuances:	An unlimited amount of additional 6.55% Notes due 2039 may be issued. The 6.55% Notes due 2039 and any additional 6.55% Notes due 2039 that may be issued may be treated as a single series for all purposes under the indenture.

CUSIP Number:	20030NAY7

Public Offering Price:	99.502% plus accrued interest, if any, from June 18, 2009

Gross Spread:	0.875%

Net proceeds to Comcast, before expenses:	98.627% per $1,000 principal amount of Notes due 2039; $789,016,000 total

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 800-294-1322, Barclays Capital Inc. toll-free at 888-603-5847, BNP Paribas Securities Corp. toll-free at 800-854-5674 or Wachovia Capital Markets, LLC toll-free at 800-326-5897.